August 5, 1998

Mr. Robert Bogin
8221 Windsor View Terrace
Potomac, Maryland 20854

         Re:      Employment Agreement

Dear Bob:

     This letter, effective upon your execution and its return, shall set forth our complete agreement in connection with the modification (the "Amendment") to the Employment Agreement between you and Global Telecommunication Solutions, Inc. (the "Company"), dated as of August 1, 1997 (the "Employment Agreement") and to the other matters set forth herein. This letter agreement, when countersigned by you, amends the Employment Agreement.

     1. Section 1 of the Employment Agreement is hereby deleted. Executive acknowledges and agrees that effective August 31, 1998, Executive shall no longer serve as President of the Company. Executive agrees to use his best efforts to ensure an orderly transition and to provide the Company with assistance in those projects that Executive is managing as of August 31, 1998.

     2. Section 2.1 of the Employment Agreement shall be amended to read as follows: "Effective September 1, 1998, the Company shall pay to Executive a base salary ("Base Salary") at the aggregate rate of $100,000 per annum through the Employment Term (as such term is defined in Section 3.1 below). Executive's Salary shall be paid in equal, periodic installments, in accordance with the Company's normal payroll procedures and shall be subject to withholding taxes and other normal payroll deductions.

     3. Executive and the Company acknowledge and agree that the Options granted to Executive pursuant to Section 2.3 of the Employment Agreement shall remain exercisable until December 31, 2001.

     4. Section 2.4 of the Employment Agreement shall be amended to read as follows: "Executive shall be entitled to continue to receive those health insurance benefits which Executive is receiving as of the date of this Amendment through the Employment Term; provided, however, in the event Executive becomes employed after the date of this Amendment and, as a result of such employment, Executive is eligible to participate in his new employer's group health insurance plan, the Company's obligation to provide health insurance hereunder shall terminate as of the date Executive is so eligible."

     5. Section 2.6 of the Employment Agreement is hereby deleted.

     6. Section 2.7 of the Employment Agreement is hereby deleted.

     7. Sections 3.2 (b) and 3.2 (c) of the Employment Agreement are hereby deleted.

     8. The last sentence of Section 3.2(d) is hereby deleted.

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Mr. Robert Bogin
August 5, 1998
Page 2


     9. Section 3.4 of the Employment Agreement is hereby deleted.

     10. Before, during and after the Employment Term, you shall assist the Company as necessary in its defense or prosecution of litigation currently existing or commenced in the future arising out of matters transacted while you were employed by the Company and you shall, subject to your employment or business obligations, make yourself reasonably available for information requests and consultation regarding business affairs and transactions of the Company occurring or commenced during your employment by the Company. Additionally, you agree that you will continue to work on the following matters after August 31, 1998 until they are completed or until a representative of the Company has taken over your duties in connection with that particular matter:
(i) financing agreement with Transamerica Business Credit Corporation ("TBCC") in accordance with that certain proposal entered into between the Company and TBCC dated July 23, 1998; (ii) private placement through Penn Merchant Group pursuant to which the Company is attempting to sell 1,200,000 shares of its common stock; and (iii) KPMG Peat Marwick ("KPMG") state tax minimization in accordance with that certain letter from KPMG dated July 28, 1998. No additional compensation shall be payable to you for any such assistance, information or consultation; provided, however, the Company shall pay any reasonable out of pocket costs to be incurred by you in fulfilling your obligations under this Paragraph10.

     11. In the event of a Change in Control, Executive shall be entitled to receive all payments set forth in Section 2.1, as amended herein, of the Employment Agreement, in a single lump sum payment within seven (7) days of such Change in Control.

     12. In the event the Company raises a significant amount of capital in connection with the sale of its securities or the assumption of debt, then the Company, at the Chairman's reasonable discretion, may choose to pay all payments set forth in Section 2.1, as amended herein, in a single lump sum payment within 30 days after the closing of such transaction.

     13. The Company acknowledges that it has accrued approximately $4 million in liabilities that may be due and owing to certain state and federal taxing authorities in connection with the sale of its prepaid phone cards and that such liabilities are the liabilities of the Company as of the date of this Amendment. Moreover, the Company acknowledges that to date, it has not satisfied those accrued liabilities.

     14. In executing this letter, you affirm that (i) you are competent and that you understand and accept the nature, terms and scope of this letter and the agreements contained herein, (ii) this letter constitutes your valid, binding and enforceable obligation, enforceable in accordance with its terms,
(iii) this letter states the entire agreement between you and the Company and that any other agreements which may have existed between you and the Company (except the Employment Agreement as modified herein) are superseded by this letter and are no longer effective, (iv) you acknowledge that by signing your name below you have read, understand and accept each of the terms of this letter, and that you have had sufficient opportunity to review it, to consult with an attorney or other advisor, and that you are entering into it freely and knowingly.

Mr. Robert Bogin
August 5, 1998
Page 3

     If this letter accurately sets forth our understanding and agreement with respect to amending the Employment Agreement and other matters set forth herein, please indicate by signing in the space provided below and returning this letter agreement to me.


                                Very truly yours,


                                Global Telecommunication Solutions, Inc.

                                   /s/ Shelly Finkel
                                By:______________________________
                                   Shelly Finkel,
                                   Chairman of the Board


Accepted and agreed to this 5th of August, 1998:

/s/ Robert Bogin
-------------------------------------
Robert Bogin

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